CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in (i) Post-Effective Amendment No. 42 to the Registration Statement on Form N-4 (No. 333-137942) and (ii) Post-Effective Amendment No. 58 to the Registration Statement on Form N-4 (No. 033-75292) (collectively, the “Registration Statements”) of our report dated April 17, 2026 relating to the statutory basis financial statements of The Variable Annuity Life Insurance Company and consent to the incorporation by reference in the Registration Statements of our report dated April 20, 2026 relating to the financial statements of each of the subaccounts of The Variable Annuity Life Insurance Company Separate Account A indicated in our report. We also consent to the references to us under the heading “Financial Statements” in such Registration Statements.

/s/ PricewaterhouseCoopers LLP

New York, New York

October 30, 2026